UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2017

Lumber Liquidators Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33767 (Commission File Number)	27-1310817 (IRS Employer Identification No.)

3000 John Deere Road, Toano, Virginia 23168

(Address of Principal Executive Offices) (Zip Code)

(757) 259-4280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 8.01.	Other Events.

As previously disclosed by Lumber Liquidators Holdings, Inc. (“Holdings”), Lumber Liquidators, Inc. (the “Company”) is a defendant in two multi-district litigations: (i) In re: Lumber Liquidators Chinese-Manufactured Flooring Products Marketing, Sales, Practices and Products Liability Litigation (the “MDL”) and (ii) In Re: Lumber Liquidators Chinese-Manufactured Laminate Flooring Durability Marketing and Sales Practices Litigation (the “Abrasion MDL”). The MDL and the Abrasion MDL allege, among other things, claims involving excessive formaldehyde emissions and the durability and abrasion class rating of the Company’s Chinese-manufactured laminate flooring (the “Product”) sold to those individuals who purchased the flooring from the Company between January 1, 2009 and May 31, 2015 (the “Class Period”).

In April 2017, the Company initiated settlement discussions to jointly settle the MDL and the Abrasion MDL. In July 2017, the United States District Court for the Eastern District of Virginia (the “Virginia Court”) appointed lead settlement counsel for the plaintiffs in each of the MDL and Abrasion MDL, and directed the parties to mediate before another federal judge of the Eastern District of Virginia for purposes of settlement discussions.

On October 23, 2017, the Company entered into a Memorandum of Understanding (“MOU”) with the lead plaintiffs in the MDL and the Abrasion MDL. Under the terms of the MOU, the Company will contribute $22 million in cash and provide $14 million in store-credit vouchers for an aggregate settlement of $36 million to settle all claims brought on behalf of purchasers of the Product sold by the Company during the Class Period. Although Holdings believes that its cash flow from operations, together with existing liquidity sources, is sufficient to fund the cash payment, it may fund the cash payment through a combination of cash and/or common stock.

The MOU is subject to certain contingencies, including the execution of a definitive settlement agreement, board approval of the definitive settlement agreement, and court approvals of the definitive settlement agreement. There can be no assurance that a definitive settlement agreement will be finalized by the parties and approved by the court or as to the ultimate outcome of the MDL or the Abrasion MDL. The entry into the MOU or any subsequent execution of a definitive settlement agreement does not constitute an admission by the Company of any fault or liability and the Company does not admit any fault or liability. Out of an abundance of caution, the Company discontinued the sale of the Product in May 2015.

In addition to the MDL and the Abrasion MDL, there are a number of individual claims and lawsuits ongoing and the purported class action lawsuit in the Ontario, Canada, Superior Court of Justice alleging (i) damages due to excessive formaldehyde emissions and (ii) damages similar to those in the Abrasion MDL (“Other Matters”).

As a result of these developments, Holdings has recognized an additional charge to earnings of $18 million within selling general and administrative expense during the third quarter of 2017. The Company had previously recognized a charge to earnings of $18 million in the first quarter of 2017, that when combined with the $18 million charge in the third quarter 2017, will result in an aggregate $36 million liability on its balance sheet related to this potential settlement as of September 30, 2017. If the Company does not execute a definitive settlement agreement consistent with the MOU or incurs losses with the respect to the Other Matters, there could be a material adverse effect on Holdings’ results of operations, financial condition, and liquidity.

On October 24, 2017, Holdings issued a press release announcing the entry into the MOU and the matters described above. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of Holdings’ management, as well as assumptions made by, and information currently available to, Holdings’ management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Holdings’ control. Forward-looking statements in this Current Report may include, without limitation, statements regarding expectations relating to the settlement of the MDL and the Abrasion MDL and liquidity. Holdings specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding additional risks and uncertainties is contained in Holdings’ other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2017

LUMBER LIQUIDATORS HOLDINGS, INC.

By: /s/ Michael L. Reeves
Michael L. Reeves
Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press Release, dated October 24, 2017